September 12, 2012

HollyFrontier Corporation Announces $0.50 Special Cash Dividend
DALLAS, Texas, September 12, 2012 -- HollyFrontier Corporation (NYSE: HFC) ("HollyFrontier") announced today that its Board of Directors declared an additional special cash dividend in the amount of $0.50 per share, payable on October 2, 2012 to holders of record of common stock on September 25, 2012.
Mike Jennings, CEO and President of HollyFrontier, said, "Our Board of Directors decision to issue a second special dividend for the third quarter 2012, our 4th special dividend this year, and our 6th special dividend since the completion of the merger that formed HollyFrontier in July 2011, is a reflection of our continued commitment to return capital to shareholders. The Board of Directors has declared $3.00 of special and regular dividends in the last twelve months representing a 7.5% dividend yield on today’s closing price of $40.00 per share. In total, HollyFrontier has returned $952 million of capital to shareholders since July 2011, $741 million in special and regular dividends as well as $211 million in share repurchases of its common stock as of the second quarter results announcement.”
About HollyFrontier Corporation
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 44% interest (including the 2% general partner interest) in Holly Energy Partners, L.P.
FOR FURTHER INFORMATION, Contact:
M. Neale Hickerson
Julia Heidenreich

Investor Relations
HollyFrontier Corporation
214-871-3555

Information about HollyFrontier may be found on its website at http://www.hollyfrontier.com.